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                                    EXHIBIT G



July 1, 1998

Cupertino, California                                              _____________



                          Partnership Interest Purchase

                                   Demand Note



           On demand, Mission West Properties ("Maker") promises to pay to the order of [INSERT NAME OF LIMITED PARTNERSHIP] or any person or entity to whom this Note has been endorsed for payment or order (collectively the "Holder"), the principal sum of ____________________________________
($____________) (the "principal sum") and interest on the principal sum at the rate of seven and one quarter percent (7.25%) per annum, from the date of this Note until paid in full, but in no case higher than the maximum rate allowed by law. Interest shall accrue and compound semiannually on the unpaid balance, computed on the basis of a 360-day year. Principal and interest will be paid in lawful money of the United States of America at the address of the Holder of this Note. All payments on this Note shall be applied first to the reduction of any accrued and unpaid interest before any reduction in the principal sum outstanding. Notwithstanding the foregoing, the Holder shall make no demand under this Note until the earlier of (i) the date on which the Maker receives funds from the sale of its equity securities in the Private Placement (as identified in the Acquisition Agreement among Mission West Properties, Certain Partnerships and the Berg Group (as defined therein), dated as of May 14, 1998); and (ii) the second anniversary of the issuance of this Note. Any demand by [INSERT NAME OF LIMITED PARTNERSHIP] may be made by action of the holders of a majority of the outstanding L.P. Units in such partnership.

           The following is a statement of additional rights of the Holder of this Note and the conditions to which this Note is subject, to which the Holder hereof, by the acceptance of this Note, agrees:

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1. ATTORNEYS' FEES. If the indebtedness represented hereby is not paid in full when due, Maker promises to pay all costs of collection, including, but not limited to, reasonable attorneys' fees.

2. REPLACEMENT. On receipt of evidence reasonably satisfactory to Maker of loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, on delivery of an indemnity agreement or bond reasonably satisfactory in form and amount to Maker, or in the case of mutilation, on surrender and cancellation of this Note, Maker, at Maker's expense, will execute and deliver, in lieu of this Note, a new Note of like tenor.

3. MODIFICATION. This Note and any of its terms may be changed, waived or terminated only by a written instrument signed by the party against which enforcement of that change, waiver or termination is sought.

4. GOVERNING LAW. This Note shall be governed by and construed and enforced in accordance with the laws of the State of California.

5. SEVERABILITY. If any provision of this Note should be found to be invalid or unenforceable, all other provisions shall nevertheless remain in full force and effect to the maximum extent permitted by law.

6. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the day sent by facsimile transmission if a true and correct copy is sent the same day by first class mail, postage prepaid, or by dispatch by an internationally recognized express courier services, to the proper parties at the appropriate business addresses.

                               MISSION WEST PROPERTIES



                               By:

                               Its: